CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Income Trust of our reports dated April 20, 2026, relating to the financial statements and financial highlights of Western Asset California Municipals Fund, Western Asset Managed Municipals Fund, and Western Asset Short Duration Municipal Income Fund, which appear in Legg Mason Partners Income Trust’s Certified Shareholder Report on Form N-CSR for the year ended February 28, 2026. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

June 18, 2026